Exhibit 10.40

TECHNICAL ASSISTANCE AGREEMENT

THIS TECHNICAL ASSISTANCE AGREEMENT (this “Agreement”) is made and entered into as of this 15th day of June 2003 (the “Effective Date) by and between MedicalCV, Inc. (“MedicalCV”), a Minnesota corporation with a business address at 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077, agreeing to have Adel Mikhail, Ph.D., (“Dr. Mikhail”) an individual residing at 2332 West 111th Street, Bloomington Minnesota 55431 serve as an independent contractor for MedicalCV, with reference to the following:

RECITALS

Dr. Mikhail desires to perform, and MedicalCV desires to have Dr. Mikhail perform, consulting services as an independent contractor to MedicalCV.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.                                       Services and Relationship.  Dr. Mikhail shall provide advise, counsel and technical assistance to MedicalCV relating to business operations, regulatory documentation, and technical planning and any other present and proposed products of MedicalCV (the “Services”) as requested by the Board or CEO.  During the term of this Agreement, Dr. Mikhail shall be self-employed independent contractor with respect to performing services for MedicalCV.  Nothing in this Agreement shall be construed to create a joint venture, partnership, agency, or other similar relationship of any type between Dr. Mikhail and MedicalCV.  Dr. Mikhail shall have no authority to bind MedicalCV or to contract in its name or to create any liability for MedicalCV.

2.                                       Independent Contactor.   Acting as an independent contractor, Dr. Mikhail shall perform the Services at MedicalCV’s request, and shall report to MedicalCV’s Chief Executive Officer or an individual designated by MedicalCV’s Chief Executive Officer’s.  Dr. Mikhail shall make himself available to and provide the Services to MedicalCV on a schedule to be determined by the parties on a periodic basis; provided, however, that Dr. Mikhail shall provide the Services to MedicalCV for 40 hours of consulting services per month.  Dr. Mikhail agrees to complete any consulting or projects assigned to him at his own place of business or such other location as the Company shall reasonably specify and at his own discretion, will reasonably determine the number of hours required and manner of performance.  Dr. Mikhail may elect to render the consulting services directly or by contract through Medica Nova, Inc., a corporation controlled by Dr. Mikhail.

3.                                       Compensation.  For the Services performed under this Agreement, as described above, Dr. Mikhail shall receive a consulting fee of $6.000 per month.  Consulting services beyond 40 hours per month must be prior approved by the CEO or an individual designated by the CEO.  For additional service beyond 40 hours per month, MedicalCV shall pay Dr. Mikhail $125 per hour up to a maximum of $1,000 per day.  The Company also agrees to reimburse Dr. Mikhail for all reasonable travel, lodging, meals and other expenses related to out-of-town travel or entertainment related to such consulting services, in accordance with the Company’s standard reimbursement policies.

4.                                       Taxes.  Dr. Mikhail shall be solely responsible for payment of all self-employment taxes and/or assessments imposed on the payment of compensation for the performance of consulting services including without limitation, any unemployment insurance or tax, any federal, state and foreign income taxes, and any federal social security payments (FICA) or Minnesota disability taxes (and shall provide evidence to MedicalCV that such have been paid).

5.                                       Expenses.  Dr. Mikhail is not authorized to incur any expenses on behalf of MedicalCV without prior written consent of any authorized agent of MedicalCV, and all statements submitted by Dr. Mikhail for services and expenses shall be in the form prescribed by MedicalCV and shall be approved by MedicalCV’s Chief Executive Officer or an individual designated by MedicalCV’s Chief Executive Officer’s.

6.                                       Insurance.  Dr. Mikhail shall have in effect a comprehensive general liability insurance covering Dr. Mikhail and all aspects of Dr. Mikhail’s provision of consulting services, including, without limitation, if applicable, coverage for workers compensation and Employers Liability in compliance with all applicable statutory regulations.  Dr. Mikhail shall maintain such insurance with customary coverages in full force and effect for so long as he provides consulting services to MedicalCV, and shall increase the amounts of coverage under the Policy upon the reasonable request of MedicalCV as made from time to time.

7.                                       Conduct.  Dr. Mikhail agrees to: (i) provide any documentation to MedicalCV and to execute any documents when reasonably requested by MedicalCV which relate to Dr. Mikhail’s performance of services to MedicalCV during the term of this Agreement or after; and (ii) honor all rules and regulations of MedicalCV and refrain from committing any act or omission inconsistent with MedicalCV’s standard of conduct.

8.                                       No Breach.  Dr. Mikhail’s entering into this Agreement and performing the obligations hereunder shall not result in any breach, default or violation of any agreement, charter, instrument or other document to which Dr. Mikhail is a party of otherwise bound.

9.                                       Return of Materials.  If requested by MedicalCV during the Term of this Agreement or thereafter, Dr. Mikhail shall promptly return any and all tangible MedicalCV property that has come into Dr. Mikhail’s possession.  Upon termination of this Agreement for nay reason, Dr. Mikhail shall, within ten (10) days of such termination and in accordance with any instructions provided by MedicalCV, return to MedicalCV and all tangible MedicalCV property that has come into Dr. Mikhail’s possession, including all copies thereof and any notes, memoranda, and other documents or other media relating thereto.  Dr. Mikhail shall not remove any MedicalCV property from MedicalCV premises without written authorization from MedicalCV.  The product of all work performed under this Agreement, including trade secrets, confidential information, any apparatus, device, intellectual property, discoveries, improvements, modifications, and enhancements, techniques, concepts, data, technical information, specifications (including engineering, testing and manufacturing specifications), diagrams, schematics, charts and lists, drawings, lab books, blueprints, works of authorship, mask works, information, materials, tools, computer programs, technical publications, manuals, designs, artwork, devices or models, shall be property of MedicalCV or its nominees, and MedicalCV or its nominees shall have the sole right to use, sell, license, publish or otherwise disseminate or transfer rights of such work products.

10.                                 Material Inside Information.  In the course of performing the obligations hereunder, Dr. Mikhail recognizes that he may receive certain information that is considered material nonpublic information within the meaning and intent of the Federal and State securities laws, rules and regulations.  Dr. Mikhail hereby agrees not to engage in any securities trading transactions based upon such information nor disclose any such information to any third party that may or could engage in transactions involving the securities of MedicalCV.

11.                                 Equitable Relief.  Dr. Mikhail agrees that any breach of the provisions listed in paragraphs 10, 11 and 12 of this Agreement shall result in irreparable harm to MedicalCV.  Dr. Mikhail therefore agrees that MedicalCV shall have the right to an injunction or other equitable relief to enforce those provisions without prejudice to any others rights and remedies MedicalCV may have.

12.                                 Inventions/Patents.

(a)                                  Dr. Mikhail shall promptly disclose in writing to MedicalCV complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Dr. Mikhail, either solely or in collaboration with others, during the term of this Agreement and for a period of twelve (12) months thereafter, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of MedicalCV (hereinafter referred to as “Developments”).  Dr. Mikhail, to the extent that he has the legal right to do so, hereby acknowledges that any and all of such Developments are the property of MedicalCV and hereby assigns and agrees to assign to MedicalCV any and all of Dr. Mikhail’s right, title and interest in and to any and all of such Developments.

(b)                                 The provisions of Section 14(a) shall not apply to any Development meeting the following conditions:

(i)                                     such Development was developed entirely on Dr. Mikhail’s own time;

(ii)                                  such Development was made without the use of any Company equipment, supplies, facility or trade secret information;

(iii)                               such Development does not relate (i) directly to the business of MedicalCV, or (ii) to MedicalCV’s actual or demonstrably anticipated research or development; and

(iv)                              such Development does not result from any work performed by Dr. Mikhail for MedicalCV.

(c)                                  Upon request and without further compensation therefor, but at no expense to Dr. Mikhail, and whether during the term of this Agreement or thereafter, Dr. Mikhail shall do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of MedicalCV, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign letters patent, including, but not limited to, design patents, on any and all of such Developments, and for perfecting, affirming and recording MedicalCV’s complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

(d)                                 Dr. Mikhail shall keep complete, accurate and authentic accounts, notes, data and records of all Developments in the manner and form requested by MedicalCV.  Such accounts, notes, data and records shall be the property of MedicalCV, and, upon its request, Dr. Mikhail shall promptly surrender same to it or, if not previously surrendered upon its request or otherwise, Dr. Mikhail shall surrender the same, and all copies thereof, to MedicalCV upon the termination of this Agreement.

13.                                 Copyrights.  Dr. Mikhail shall, without further consideration, assign all right, title and interest in any copyrightable material created in connection with this Agreement to MedicalCV and shall assist MedicalCV and its nominees in every proper way, entirely at MedicalCV’s expense, to secure, maintain and defend for MedicalCV’s own benefit, copyrights and any extensions and renewals thereof on any and all such material including translations thereof in any and all countries, such material to be and to remain the property of MedicalCV whether copyrighted or not.  All materials produced by Dr. Mikhail under this Agreement shall be considered work made for hire.

14.                                 Warranty/License.  With respect to all subject matter including ideas, processes, designs and methods which Dr. Mikhail shall disclose or use in the performance of this Agreement: (i) as an independent contractor, Dr. Mikhail warrants to MedicalCV that Dr. Mikhail has the right to make disclosure and use thereof without liability to others and that all work performed under this Agreement shall be original work and none of the Services or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity; (ii) to the extent that Dr. Mikhail has patent applications, patents or other rights in the subject matter, Dr. Mikhail herby grants MedicalCV, its subsidiaries and affiliates a royalty-free, irrevocable, world-wide, non-exclusive license to make, have made, sell, use and disclose such subject matter; and (iii) Dr. Mikhail agrees to hold MedicalCV harmless for use of subject matter which Dr. Mikhail knows or reasonably should know others have rights in, except, however, for subject matter and the identity of others having rights in subject matter that Dr. Mikhail discloses to MedicalCV in writing before MedicalCV uses the subject matter.

15.                                 Prevention of Damage.  Dr. Mikhail further agrees that as to MedicalCV’s protection in connection with the Services, Dr. Mikhail shall take such steps as may be reasonably necessary to prevent personal injury or property damage during any work hereunder that may be performed by any employees, agents, or subcontractors of Dr. Mikhail at the location and take all reasonable and necessary actions to ensure that no governmental agency or law, rule or ordinance has been or may be violated in either the manufacture or sale of products or the performance of services covered by this Agreement and shall defend and hold MedicalCV harmless from loss, cost or damages as a result of any such actual or alleged violation.

16.                                 Indemnity.  Dr. Mikhail shall indemnify and hold harmless MedicalCV from and against:

(a)                                  any and all claims, losses, liability, damages (including legal fees and costs), diminution in value and the like arising from any breach or non-fulfillment of Dr. Mikhail’s covenants in this Agreement; and

(b)                                 any and all loss, liability, and damages arising from or caused directly or indirectly by any act or omission of Dr. Mikhail and/or any agents, employees or subcontractors of Dr. Mikhail.

17.                                 Term; Termination.  This Agreement  shall continue on a month-to-month basis for a period of 12 months (the “Term”). from the date of acceptance by both parties.  However, MedicalCV or Dr. Mikhail  may terminate this Agreement at any time with 60 days written notification

18.                                 Controlling Law.  This Agreement is made under and shall be construed according to the laws of the State of Minnesota applicable to any contract entered into and wholly performed therein except for that body of laws that relates to conflict of law principles.

19.                                 Personal Jurisdiction.  In any judicial proceeding involving a dispute arising from or with respect to this Agreement, Dr. Mikhail agrees to submit to personal jurisdiction of state and federal courts located in the County of Hennepin, State of Minnesota.

20.                                 No Assignment.  Dr. Mikhail agrees not to assign or transfer any rights or obligations under this Agreement or any interest herein, voluntarily or involuntarily, without the prior written consent of MedicalCV, which consent may be withheld by MedicalCV in the sole exercise of its discretion, and any such assignment shall be void and of no effect.  MedicalCV shall be free to assign or transfer any of its rights or obligations or any interest herein without Dr. Mikhail’s prior consent.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

21.                                 Invoices/Notices/etc.  All invoices, notices, requests, payments, demands or communications required hereunder shall be in writing and delivered personally or sent by certified mail, return receipt requested, or by an overnight courier service having a reputation for dependability (as of the Effective Date) to the parties at the following addresses:

For Dr. Mikhail:	For MedicalCV:

2332 West 111th Street	Attn: Chief Executive Officer
Bloomington, Minnesota 55431	9725 South Robert Trail
Inver Grove Heights, Minnesota 55077

22.                                 Severability.  If any provision of this Agreement shall be unlawful, void, or for any reason unenforceable, it shall be deemed severable from, and in no way shall affect the validity or enforceability of, the remaining provisions of this Agreement.

23.                                 Amendment.  This Agreement can only be amended or modified in a written document signed by Dr. Mikhail and MedicalCV.

24.                                 Legal Fees.  Except as expressly provided herein to the contrary, each party shall be responsible for its own legal fees and costs in connection with the transactions described herein.

25.                                 No Presumption.  No presumption shall arise as a result of any party’s involvement in the drafting of this Agreement.

26.                                 No Waiver.  The waiver of either party hereto of a breach of any provisions of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

27.                                 Survival.  Dr. Mikhail agrees that the provisions of Sections 3, 4, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 20, 21, 27, 28, 29 and 30 hereof shall survive termination of this Agreement and shall be fully enforceable thereafter.

28.                                 Entire Agreement.  This Agreement and the Assignment Agreement contain the entire agreement with respect to the subject matter hereof and, except as expressly provided to the contrary, supersedes all prior oral or written agreements, communications and dealings between Dr. Mikhail and MedicalCV with respect to the subject matter hereof, all of which are hereby merged into this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers or agents on the date and year first above written.

MedicalCV, Inc.

/s/ Blair P. Mowery	/s/ Adel A. Mikhail, Ph.D.
By: Blair P. Mowery	Adel A. Mikhail, Ph.D.
Its: Chief Executive Officer

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